Exhibit 4.27

ENSafrica

1 Richefond Circle Ridgeside Office Park Umhlanga 4320

P O Box 3052 Durban South Africa 4000

docex 161 Durban

tel +2731 536 8600

court/service address: Suite 2302 23rd floor Durban Bay House  333 Anton Lembede/Smith Street Durban 4001

info@ENSafrica.com ENSafrica.com

SHARE PURCHASE AGREEMENT

entered into between

REGIMENT CAPITAL LTD.

and

GRINDROD SHIPPING PTE. LTD.

law | tax | forensics | IP	Edward Nathan Sonnenbergs Incorporated	registration number 2006/018200/21

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1.	PARTIES

1.1.	Regiment Capital Ltd., an exempted company incorporated in the Cayman Islands with limited liability with its registered office at maples Corporate Services, P.O. Box 309, Ugland House, Grand Cayman, Cayman Islands, KY1-1104 (“Seller”); and

1.2.	Grindrod Shipping Pte. Ltd., a company incorporated in Singapore with its registered office at 200 Cantonment Road, #03-01 South point, Singapore 089763 (“Purchaser”).

2.	DEFINITIONS

Unless the context indicates otherwise, the following words, terms or expressions shall have the meanings assigned to them hereunder in this Agreement and cognate expressions shall have corresponding meanings:

2.1.	“Agreement” means this written share purchase agreement and all annexures hereto;

2.2.	“Articles” means the memorandum and articles of association of the Company;

2.3.	“A Shares” means the ordinary shares, designated as “A” class shares, in the Company;

2.4.	“Binding Clauses” means clauses 1, 2, 4 and 10 to 12 (all inclusive);

2.5.	“B Shares” means the ordinary shares, designated as “B” class shares, in the Company;

2.6.	“Business Day” means any day (other than a Saturday or Sunday) on which banks are open for business in London, New York, Luxembourg and Singapore;

2.7.	“Closing Meeting – Day 1” has the meaning given to it in clause 6.1;

2.8.	“Closing Meeting – Day 2” has the meaning given to it in clause 6.3;

2.9.	“Company” means IVS Bulk Pte. Ltd., a company incorporated in Singapore with its registered office at 200 Cantonment Road, #03-01 South point, Singapore 089763;

2.10.	"Conditions Precedent" means the conditions precedent set out in clause 4.1;

2.11.	“Delivery Documents” means:

2.11.1.	share transfer forms in respect of the Sale Shares duly completed by the Seller and dated as at the Second Closing Date, with the Purchaser recorded as the transferee;

2.11.2.	original share certificates issued in the name of the Seller in respect of the Sale Shares;

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2.11.3.	written resignations of each of the directors of the Company and each subsidiary of the Company as were nominated for appointment as such by the Seller, with effect from the Second Closing Date and including acknowledgements by each of such directors in each such written resignation that their resignations are unconditional and that they have no actual or contingent claims against the Company or subsidiary of the Company;

2.12.	“Depository Agent” means Watson Farley & Williams LLP (Singapore);

2.13.	"Encumbrance" means any mortgage, lien, pledge, encumbrance, security interest, deed of trust, option, pre-emptive right, encroachment, reservation, order, decree, judgment, condition, restriction (including any restriction on voting, use, or transfer), charge, contract, claim, or equity of any kind;

2.14.	“Existing First Tranche Financing” means the loan financing provided to the Company and/or its subsidiaries in terms of the facility agreement dated 24 October 2014, in terms of which Crédit Agricole Corporate and Investment Bank and DVB Group Merchant Bank (Asia) Ltd were the mandated lead arrangers;

2.15.	Existing Second Tranche Financing” means the loan financing provided to the Company and/or its subsidiaries in terms of the facility agreement dated 22 January 2016, in terms of which DVB Bank SE Singapore Branch was the mandated lead arranger and as subsequently acceded to by Showa Leasing Co Ltd and HSH Nordbank AG, Singapore Branch on the 21st December 2016 and amended and restated on the 21st December 2016;

2.16.	“First Closing Date” has the meaning given to it in the FoF Agreement;

2.17.	“FoF Agreement” means the flow of funds and release of security agreement entered into, or to be entered into, between the Purchaser, the Seller, Sankaty, the Company, Crédit Agricole Corporate and Investment Bank, Crédit Agricole Corporate and Investment Bank, Singapore Branch, DVB Bank SE, Singapore Branch, Hamburg Commercial Bank AG, Singapore Branch and Showa Leasing;

2.18.	“Implementation Steps” has the meaning given to it in the FoF Agreement;

2.19.	“Longstop Date” means the last Business Day prior to the First Closing Date, or any other date agreed as such in writing by the Parties;

2.20.	“Losses” means all losses, damages, liabilities, claims, interest, costs and expenses including fines, penalties, legal and other professional fees and expenses;

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2.21.	“New Shareholders’ Agreement” means the shareholders’ agreement in respect of the Company, intended to be concluded by the Purchaser, Sankaty and the Company, to replace the Shareholders’ Agreement;

2.22.	“Parties” means the parties to this Agreement, and “Party” means either one of them;

2.23.	“Pref Shares” means the preference shares in the Company;

2.24.	“Regiment Account” has the meaning given to it in the FoF Agreement;

2.25.	“Regiment A Shares” means 59 642 500 (fifty nine million six hundred and forty two thousand five hundred) A Shares of which the Seller is, and will be, the registered and beneficial holder as at the Signature Date and the Second Closing Date;

2.26.	“Regiment Pref Shares” means 11 637 500 (eleven million six hundred and thirty seven thousand five hundred) Pref Shares of which the Seller is the registered and beneficial holder as at the Signature Date;

2.27.	“Regiment Sale Pref Shares” means 9 087 225 (nine million eighty seven thousand two hundred and twenty five) of the Regiment Pref Shares, of which the Seller will be the registered and beneficial holder as at the Second Closing Date (for purposes of clarity, following the redemption of the balance of the Regiment Pref Shares as contemplated in the FoF Agreement;

2.28.	“Sale Consideration” means an aggregate amount of $44 087 225 (forty four million eighty seven thousand two hundred and twenty five United States Dollars) allocated between the Sale Shares as follows:

2.28.1.	Regiment A Shares – $35 000 000 (thirty five million United States Dollars); and

2.28.2.	Regiment Sale Pref Shares – $9 087 225 (nine million eighty seven thousand two hundred and twenty five United States Dollars);

2.29.	“Sale Shares” means:

2.29.1.	the Regiment A Shares; and

2.29.2.	the Regiment Sale Pref Shares;

2.30.	“Sankaty” means Sankaty European Investments III S.Á.R.L., a private limited liability company incorporated in Luxembourg with its registered office at 4, rue Lou Hemmer, L-1748, Luxembourg Findel;

2.31.	“Second Closing Date” has the meaning given to it in the FoF Agreement;

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2.32.	“Seller’s Counsel” means Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates;

2.33.	“Share Depository Agreement” means the letter from the Depository Agent to the Purchaser and the Seller, the terms of which have been or will be accepted by the Purchaser and the Seller on or before the First Closing Date, regulating the holding of the Delivery Documents by the Depository Agent in terms of clause 6.2.3;

2.34.	“Shareholders’ Agreement” means the written shareholders’ agreement entered into between the Parties, Sankaty and the Company, dated 11 December 2013, as amended by the 12 (twelve) deeds of amendment thereto (such deeds of amendment having been made on 4 February 2015, 20 January 2016, 1 April 2016, 25 April 2016, 6 July 2016, 31 October 2016, 31 January 2019, 20 April 2019, 13 June 2019 and 11 September 2019, 29 November 2019 and 27 December 2019 respectively);

2.35.	“Signature Date” means the date of signature of this Agreement by the Party last signing; and

2.36.	“Warranties” means the warranties set out in this Agreement including the warranties listed in Annexure A.

3.	INTRODUCTION

3.1.	It is recorded and agreed that:

3.1.1.	as at the Signature Date, the shareholders of the Company are as follows:

		Purchaser	Sankaty	Seller	Total
A Shares	number	60 091 000	59 642 500	59 642 500	179 376 000
	percentage	33.50%	33.25%	33.25%	100%
B Shares	number	2	-	-	2
	percentage	100%	-	-	100%
Pref Shares	number	11 725 000	11 637 500	11 637 500	35 000 000
	percentage	33.50%	33.25%	33.25%	100%

3.1.2.	following the implementation of this Agreement in accordance with its terms, and taking into account the redemption of certain of the Pref Shares as contemplated in the FoF Agreement, the shareholders of the Company will be as follows:

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		Purchaser	Sankaty	Seller	Total
A Shares	number	119 733 500	59 642 500	-	179 376 000
	percentage	66.75%	33.25%	-	100%
B Shares	number	2	-	-	2
	percentage	100%	-	-	100%
Pref Shares	number	18 242 775	9 087 225	-	27 330 000
	percentage	66.75%	33.25%	-	100%

3.2.	The Parties have agreed that the Purchaser shall acquire the Sale Shares from the Seller for the Sale Consideration, as an Implementation Step, on the basis set out in this Agreement read with the FoF Agreement.

4.	CONDITIONS PRECEDENT

4.1.	Save for the Binding Clauses, all of which shall become effective immediately, this Agreement is subject to the fulfilment of the Conditions Precedent that, by no later than the Longstop Date:

4.1.1.	the FoF Agreement becomes unconditional in accordance with its terms;

4.1.2.	the directors of the Company meet and approve the following, subject to the due fulfilment of all of the Condition Precedent set out in clause 4.1.1 and in accordance with the process set out in clause 6.2:

4.1.2.1.	the registration of the transfer of the Sale Shares to the Purchaser, subject to their being duly stamped;

4.1.2.2.	the issue of share certificates in the name of the Purchaser in respect of the Sale Shares and the affixation of the common seal of the Company (in accordance with the constitution of the Company) onto the share certificates; and

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4.1.2.3.	the updating of the electronic register of members of the Company maintained by the Accounting and Corporate Regulatory Authority to reflect the transfer of the Sale Shares to the Purchaser;

4.1.3.	a form E4A and a working sheet for the transfer of shares are duly prepared, signed by a director of the Company and provided to the Purchaser, all in the form prescribed by IRAS, together with all requisite documents as may be required by IRAS for stamp duty purposes including the Company’s latest audited accounts or management accounts, so as to allow for the sale and transfer of the Sale Shares as contemplated in this Agreement; and

4.1.4.	a certified copy of the written resolutions passed at the meeting referred to in clause 4.1.2 is provided to the Purchaser.

4.2.	Unless the Conditions Precedent have all been fulfilled, by no later than the Longstop Date, the provisions of this Agreement, save for the Binding Clauses which shall remain of full force and effect, shall never become of any force or effect and the status quo ante shall be restored as near as may be possible and none of the Parties shall have any claim against the others in terms hereof or arising from the failure of the Conditions Precedent.

5.	SALE

5.1.	The Sale Shares are hereby sold by the Seller to the Purchaser, with effect from the Second Closing Date upon payment of the Sale Consideration.

5.2.	The Sale Consideration shall be payable by the Purchaser to the Seller on the Second Closing Date, as an Implementation Step and in accordance with the provisions of the FoF Agreement.

5.3.	The stamp duty in respect of the sale of the Sale Shares in terms of this Agreement shall be paid by the Company.

6.	CLOSING

6.1.	The Parties or their duly authorised representatives or agents, without limitation including the Seller’s Counsel and the Depository Agent, shall meet on the First Closing Date as required in terms of the FoF Agreement (“Closing Meeting – Day 1”).

6.2.	At the Closing Meeting – Day 1 and in order to commence the giving of effect to the sale of the Sale Shares in terms of this Agreement, as an Implementation Step and in accordance with the provisions of the FoF Agreement:

6.2.1.	the Delivery Documents shall be tabled by the Seller but not released to the Purchaser;

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6.2.2.	the Purchaser shall deliver to the Seller, proof that irrevocable instructions have been given for the payment of the Sale Consideration into the Regiment Account;

6.2.3.	the Seller shall, against compliance by the Purchaser with the provisions of clause 6.2.2, deliver the Delivery Documents to the Depository Agent on the basis that the Delivery Documents are to be held to the order of the Seller’s Counsel and in accordance with the Share Depository Agreement, to be released upon confirmation of receipt of the Sale Consideration into the Regiment Account.

6.3.	The Parties or their duly authorised representatives or agents, without limitation including the Seller’s Counsel and the Depository Agent, shall also meet on the Second Closing Date as required in terms of the FoF Agreement (“Closing Meeting – Day 2”).

6.4.	At the Closing Meeting – Day 2 and in order to finalise the sale of the Sale Shares in terms of this Agreement, as an Implementation Step and in accordance with the provisions of the FoF Agreement:

6.4.1.	on the Seller receiving confirmation from its bankers that the Sale Consideration has been received into the Regiment Account (which confirmation the Seller shall request its bankers to provide immediately on such receipt), the Seller shall ensure that the Seller’s Counsel immediately confirms to the Depository Agent that the Delivery Documents can be released to the Purchaser; and

6.4.2.	it is contemplated that the Company will issue an original share certificate in the name of the Purchaser in respect of the Sale Shares.

6.5.	The Seller and the Purchaser shall each ensure, respectively, that the Seller’s Counsel and the Depository Agent are at all material times irrevocably instructed to proceed as contemplated in this clause 6.

7.	RISK AND BENEFIT

On completion of the Closing Meeting, possession and effective control, and, all risk in and all benefit attaching to the Sale Shares shall be deemed to have passed to Purchaser with effect from the Second Closing Date.

8.	WARRANTIES

8.1.	The Seller hereby gives to the Purchaser the Warranties, and the Purchaser enters into this Agreement on the strength of those Warranties.

8.2.	The Sellers warrant and represent to the Purchaser that each of the Warranties is true and accurate in all respects and not misleading as at the Signature Date and shall continue to remain true and accurate in all respects and not misleading at all times subsequent to such date up to and including the Second Closing Date.

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9.	INDEMNITIES

Without prejudice to any of the Purchaser’s rights arising from any other provision of this Agreement, the Seller hereby indemnifies and holds the Purchaser harmless from and against any Losses which the Purchaser, directly and/or indirectly, may suffer resulting from, arising out of, or relating to a failure of any of the Warranties to be true and accurate in all respects and not misleading.

10.	APPLICATION OF CERTAIN PROVISIONS OF THE FoF AGREEMENT

The provisions of clauses 6 to 16 (all inclusive) of the FoF Agreement shall, mutatis mutandis, apply with respect to this Agreement.

11.	COSTS

Unless agreed otherwise in writing, each Party shall bear its own costs incurred in respect of the negotiation and preparation of this Agreement.

12.	SIGNATURE

12.1.	This Agreement is signed by the Parties on the dates and at the places indicated below.

12.2.	The persons signing this Agreement in a representative capacity warrant their authority to do so.

12.3.	The Parties record that it is not required for this Agreement to be valid and enforceable that a Party shall initial the pages of this Agreement and/or have its signature of this Agreement verified by a witness.

[SIGNATURE PAGE TO FOLLOW]

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For:	the Seller

Signature:	/s/ Riyaz Nooruddin
who warrants that he / she is duly authorised thereto

Name:	Riyaz Nooruddin
Date:	14 February 2020
Place:	Grand Cayman

Signature of Witness:	/s/ Chris Quaite

Name of Witness:	Chris Quaite

For:	the Purchaser

Signature:	/s/ Stephen William Griffiths	Stephen William Griffiths
Date:	14 February 2020
Place:	Singapore

Signature of Witness:	/s/ Yvette Renee Kingsley-Wilkins

Name of Witness:	Yvette Renee Kingsley-Wilkins

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Annexure A     WARRANTIES

1.	SALE SHARES

1.1.	The Seller is the sole registered and beneficial holder of the Sale Shares.

1.2.	No person, other than the Purchaser, shall have any right whatsoever (whether pursuant to any option, right of first refusal or otherwise) to purchase or otherwise obtain any right in and to the Sale Shares or any part thereof.

1.3.	The Sale Shares are sold to the Purchaser free of any Encumbrances.

2.	SHAREHOLDER CLAIMS

2.1.	The Seller does not:

2.1.1.	hold, or have any rights in or to, any shares in the Company other than the Sale Shares; and/or

2.1.2.	have any claim of any nature against the Company.

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